As filed with the Securities and Exchange Commission on October 15, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOWER INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	27-3679414
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

17672 Laurel Park Drive North, Suite 400E

Livonia, Michigan 48152

(248) 675-6000

(Address, Including Zip Code, of Principal Executive Offices)

TOWER INTERNATIONAL, INC. 2010 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

James Gouin

Chief Financial Officer

Tower International, Inc.

17672 Laurel Park Drive North, Suite 400E

Livonia, Michigan

(Name and Address, Including Zip Code, of Agent For Service)

(248) 675-6000

(Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Peter H. Ehrenberg, Esq.

Michael J. Reinhardt, Esq.

Lowenstein Sandler PC

1251 Avenue of the Americas

New York, New York 10020

(212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	4,600,000 shares	$13.00	$59,800,000	$4,264

(1)	Covers 4,600,000 shares of common stock issuable under the Tower International, Inc. 2010 Equity Incentive Plan (the “2010 Equity Plan”), as well as an indeterminable number of shares of common stock issuable under the 2010 Equity Plan, as these amounts may be adjusted as a result of stock splits, stock dividends and antidilution provisions.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the price per share ($13.00) of common stock in the Registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-165200) filed with the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Part I will be delivered to the participants in the Tower International, Inc. 2010 Equity Incentive Plan (the “2010 Equity Plan”) covered by this Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Part I will be delivered to the participants in the 2010 Equity Plan covered by this Registration Statement as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Tower International, Inc. (the “Registrant”) with the Commission, are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-165200), in which there is set forth the Registrant’s audited financial statements for the year ended December 31, 2009; and

2.	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed on October 12, 2010 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Registrant’s bylaws, the Registrant is obligated to indemnify its directors and officers to the fullest extent permitted by law. The Registrant is also expressly required to advance certain expenses to its directors and officers.

The General Corporate Law of the State of Delaware, or DGCL, permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. The Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. This limitation is generally unavailable for acts or omissions by a director which (i) were in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans.

Any amendment to or repeal of these provisions will not (i) in the case of the indemnification provisions, adversely affect any right or protection conferred on any person existing at the time the events giving rise to the protection have occurred and (ii) in the case of the limitation on liability provisions, apply to or have any effect on liability of a director with respect to any acts or omission of such director occurring prior to such amendment or repeal. If Delaware law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the fullest extent then permitted.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Livonia, State of Michigan, on this 15th day of October, 2010.

TOWER INTERNATIONAL, INC.

By:	/S/ JEFFREY L. KERSTEN
Name:	Jeffrey L. Kersten
Title:	Senior Vice President and Corporate Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MARK MALCOLM* Mark Malcolm	Chief Executive Officer and Director (Principal Executive Officer)	October 15, 2010

/S/ JAMES GOUIN* James Gouin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 15, 2010

/S/ JEFFREY L. KERSTEN Jeffrey L. Kersten	Senior Vice President and Corporate Controller (Principal Accounting Officer)	October 15, 2010

/S/ NICHOLAS CHABRAJA* Nicholas Chabraja	Director	October 15, 2010

/S/ JAMES CHAPMAN* James Chapman	Director	October 15, 2010

/S/ DENNIS DONOVAN* Dennis Donovan	Director	October 15, 2010

/S/ CHAN GALBATO* Chan Galbato	Director	October 15, 2010

/S/ JONATHAN GALLEN* Jonathan Gallen	Director	October 15, 2010

/S/ DEV KAPADIA* Dev Kapadia	Director	October 15, 2010

/S/ GREGORY POWELL* Gregory Powell	Director	October 15, 2010

/S/ LARRY SCHWENTOR* Larry Schwentor	Director	October 15, 2010

/S/ SCOTT WILLE* Scott Wille	Director	October 15, 2010

*By	/S/ JEFFREY L. KERSTEN
Jeffrey L. Kersten Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Certificate of Incorporation of Tower International, Inc. (incorporated herein by reference to Exhibit 3.1 of the Registration Statement on Form S-1 (File No. 333-165200) filed by the Registrant)

4.2	Bylaws of Tower International, Inc. (incorporated herein by reference to Exhibit 3.2 of the Registration Statement on Form S-1 (File No. 333-165200) filed by the Registrant)

10.1	Tower International, Inc. 2010 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.28 of the Registration Statement on Form S-1 (File No. 333-165200) filed by the Registrant)

5.1	Opinion of Lowenstein Sandler PC

23.1	Consent of Deloitte and Touche LLP

23.2	Consent of KPMG Cárdenas Dosal, S.C.

23.3	Consent of Lowenstein Sandler PC (filed as part of Exhibit 5.1).

24.1	Power of Attorney of Mark Malcolm

24.2	Power of Attorney of James Gouin

24.3	Power of Attorney of Nicholas Chabraja

24.4	Power of Attorney of James Chapman

24.5	Power of Attorney of Dennis Donovan

24.6	Power of Attorney of Chan Galbato

24.7	Power of Attorney of Jonathan Gallen

24.8	Power of Attorney of Dev Kapadia

24.9	Power of Attorney of Gregory Powell

24.10	Power of Attorney of Larry Schwentor

24.11	Power of Attorney of Scott Wille

24.12	Power of Attorney of Jeffrey L. Kersten